Exhibit 97
PHILIP MORRIS INTERNATIONAL INC.
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE COMPENSATION

(Effective Date: October 2, 2023)
1.     INTRODUCTION
Philip Morris International Inc. (the “Company”) is adopting this policy (this “Policy”) to provide for the Company’s recovery of certain Incentive Compensation (as defined below) erroneously awarded to Affected Officers (as defined below) under certain circumstances.
This Policy is administered by the Compensation and Leadership Development Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.
This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules of the New York Stock Exchange (the “Exchange”) and will be interpreted and administered consistent with that intent.
Each Affected Officer subject to this Policy must execute the Acknowledgment and Agreement attached hereto as Exhibit A before such Affected Officer will be entitled to receive any cash- or equity-based incentive compensation that is approved, granted or awarded on or after the Effective Date.
2.     EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after the Effective Date of this Policy, and to the extent permitted or required by applicable law.
3.     DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1.
“Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid by the Affected Officer or withheld by the Company on the Affected Officer’s behalf. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion. The Committee may determine the form and amount of Erroneously Awarded Compensation in its sole discretion.
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are Financial Reporting Measures.

“Incentive Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, paid or vested based in part on a Financial Reporting Measure.
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).
4.    RECOVERY
If the Company is required to prepare a Restatement, the Company shall seek to reasonably promptly recover and claw back from any Affected Officer the Erroneously Awarded Compensation received by the Affected Officer:
(i)on or after the Effective Date;
(ii)after the person begins service as an Affected Officer;
(iii)who serves as an Affected Officer at any time during the performance period for that Incentive Compensation;
(iv)while the Company has a class of securities listed on the Exchange; and
(v)during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement.
For purposes of this Policy:
•Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
•the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.
To the extent required by applicable law or the rules of the Exchange, any profits realized from the sale of securities of the Company are subject to recoupment under this Policy.

For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.
5.    SOURCES OF RECOUPMENT
To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment as a debt immediately due and payable from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) non-Incentive Compensation or securities held by the Affected Officer; and (vi) refunds of excess taxes paid on the gross amount of the Erroneously Awarded Compensation. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.
6.    LIMITED EXCEPTIONS TO RECOVERY
Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:
(i)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;
(ii)    Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or
(iii)    Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, as amended.
7.    NO INDEMNIFICATION OR INSURANCE
The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation.
8.    NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

9.    SUCCESSORS
This Policy shall be binding and enforceable against all Affected Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A
PHILIP MORRIS INTERNATIONAL INC.
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE COMPENSATION
ACKNOWLEDGMENT AND AGREEMENT

This Acknowledgment and Agreement (the “Acknowledgment”) is entered into between Philip Morris International Inc. (the “Company”), [insert name of employing entity] (the “Employer”) and the individual named below (the “Undersigned”) as of the date set forth below. The Undersigned is an Affected Officer (as defined in the Policy for Recovery of Erroneously Awarded Incentive Compensation (the “Policy”) to which the form of this Acknowledgment is attached as Exhibit A) and an employee of the Employer.
    The Board of Directors of the Company adopted the Policy to establish the conditions under which the Company and/or the Employer may seek to recoup certain compensation from Affected Officers, including the Undersigned, in the event that the Company is required to prepare a Restatement (as defined in the Policy).
    The Undersigned has received or may receive compensation, including cash-based incentive compensation and equity-based incentive compensation from the Company and/or the Employer to which the Policy applies.
    In consideration of the continued benefits to be received from the Company and/or the Employer and the right to participate in, and receive future benefits, compensation, payments and/or awards under, the cash- and/or equity-based incentive programs of the Company and/or the Employer, the Undersigned hereby acknowledges and agrees that:
1.    The Undersigned has read and understands the Policy and has accepted the terms and conditions of the Policy.
2.    References to “Company” in section 5 of the Policy shall be construed as also covering the Employer.
3.     The cash-based incentive compensation and equity-based incentive compensation that the Undersigned has received or may receive from the Company and/or the Employer will be covered under the definition of Incentive Compensation in the Policy to the extent the conditions therein are met, and in case of any dispute in this regard, the decision of the Company and the Employer will be final.
4.     To the extent provided in the Policy, the Policy shall apply to Incentive Compensation (as defined in the Policy) established before or after the date of this Acknowledgment, and the programs and agreements under which such compensation may have been or will be issued in the future shall be deemed to incorporate the terms of the Policy even if the Policy is not explicitly referenced therein and that provision of any benefits, compensation, payments and/or awards under such programs and agreements (regardless of whether they are contractual or discretionary) are deemed to be subject to the terms of the Policy. Nothing in this Acknowledgment shall be construed to expand the scope or terms of the Policy, and the Undersigned is not waiving any defenses in the event of an action for recoupment of compensation under the Policy, other than (i) waiving any defense regarding the retroactive application of the Policy to existing awards and (ii) waiving any claim that the integration clause of any agreement excludes the application of the Policy.
5.     The Undersigned is contractually bound by the provisions in the Policy which are of contractual effect.

6.    The Undersigned agrees to the Company or Employer deducting the gross amount of Erroneously Awarded Compensation (as defined in the Policy) from any amounts due to him/her and if there are insufficient funds to do so, such amounts shall be immediately recoverable as a debt immediately due to the Company, and the Undersigned agrees to pay back such amounts to the Company.
7.    The Undersigned acknowledges and agrees that the Company will not indemnify, insure or otherwise reimburse him/her against the recovery of Erroneously Awarded Compensation.
8.    The Company and the Employer, may at its/their sole discretion, assign their respective rights under this Acknowledgment and the Policy to each other and/or any of their respective successors or associated companies.
9.    In the event that the Company recovers Erroneously Awarded Compensation from the Affected Officer under the Policy, the Affected Officer could be required to amend personal tax returns or declarations to account for the change in employment income subject to taxation during the given year, to the extent that and in accordance with the laws of the Affected Officer’s current and former Home or Host Country(ies) that require it.
The parties agree that this Acknowledgment and any dispute or claim arising out of or in connection with it or the Policy or their respective subject matters or formation, including non-contractual disputes or claims, as well as any disputes regarding the issue of arbitrability of such claims, shall be submitted, to the fullest extent permitted by applicable law, exclusively to mandatory, binding arbitration before Judicial Arbitration and Mediation Services (“JAMS”), under JAMS’s rules applicable to disputes of the sort asserted. Any such arbitration, including all evidence and testimony exchanged therein, shall be strictly confidential. Except as otherwise provided by the Federal Arbitration Act, the arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of the Policy and/or this Acknowledgment. The arbitrator shall issue a written decision and shall have the authority to issue any relief permitted under law or equity, and further shall have the discretion to award the prevailing party its reasonable attorneys’ fees in the event it prevails in any such dispute. The parties further agree that any arbitration shall proceed on an individual basis, and hereby waive any right to proceed on a class, collective or other multi-party basis against the other party, and further waive any right to proceed before a jury. Any arbitration shall take place in the Commonwealth of Virginia, United States of America. Notwithstanding the foregoing, either party may institute an action for injunctive relief in aid of arbitration in the United States District Courts for the Commonwealth of Virginia, United States of America. This Acknowledgment and the Policy shall be construed in accordance with the laws of the Commonwealth of Virginia, United States of America, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Acknowledgment or Policy to the substantive law of another jurisdiction.

For and on behalf of For and on behalf of
Philip Morris International Inc. [insert name of employing entity]

Date: Signature: Print Name: ___________________________	Date: Signature: Print Name:

Position: ______________________________ Position: ______________________________

                        Undersigned

Date: Signature: Print Name: